SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                          Contact: Pamela M. Cyr
                                               President/Chief Executive Officer
                                                                  (215) 468-1700


                 SE FINANCIAL CORP. APPOINTS DAVID M. ROSENBERG
                            TO ITS BOARD OF DIRECTORS

         Philadelphia, Pennsylvania, December 20, 2005 - SE Financial Corp. (OTCBB: SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank (the "Bank"), announced today that its Board of Directors has appointed David M. Rosenberg to the Board of Directors for each of the Company and of the Bank. Mr. Rosenberg will serve as a member of the Business Development and Human Resources Committees.

         Mr. Rosenberg has been a principal in Marsh Creek Corporate Services, an entrepreneurial company located in Exton, Pennsylvania, since 1999. Businesses acquired and grown over the years include: executive transportation, record storage and document shredding, security, fitness and insurance.

         From 1983 to 1999, Mr. Rosenberg was a principal and EVP of Environmental Compliance Services, Inc. ("ECS"), Exton, Pennsylvania, which through the efforts of Mr. Rosenberg and his two partners grew from a twelve person agency with annual written premiums totaling $5 million into a 500 person agency with $200,000 million in annual written premiums. Prior to joining ECS, he practiced law in Washington, DC and Philadelphia. He is a 1974 graduate of Pennsylvania State University and a 1977 graduate of the Howard University School of Law.

         Currently Mr. Rosenberg participates in numerous community activities and sits on the Board of the following organizations: Champions of Caring; Chester County Futures; Montessori Children's House of Valley Forge; Penn State Great Valley; and The Josephson Institute of Ethics.

         Chairman Marcy C. Panzer commented that "We are thrilled to add another extremely qualified member to our Board of Directors. We are confident that David's leadership and entrepreneurial experience will be valuable assets as St. Edmond's pursues its growth plan."


         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with its main office in Philadelphia, Pennsylvania and a branch office in Sewell, New Jersey. SE Financial Corp. went public in May 2004 in connection with the mutual-to-stock conversion of the Bank. Its stock is traded on the OTC Bulletin Board under the symbol "SEFL."

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The
Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.